EXHIBIT 99.1

Great Lakes Reports Strong Fourth Quarter and Full Year Results

Full year net income from continuing operations $11.0 million

Full year Adjusted EBITDA from continuing operations, excluding restructuring $109.8 million

Net debt reduction of $115 million for the full year

Backlog of over $707 million as of year-end 2018, up nearly $200 million from the prior year

Expects to divest Environmental and Infrastructure business in 2019 to focus on core dredging operations

OAK BROOK, Ill., Feb. 20, 2019 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter and year ended December 31, 2018.

As of December 31, 2018, the Company has concluded that it intends to sell the Environmental and Infrastructure (“E&I”) business during the first half of 2019. Based on this decision, this business has been classified as an asset held for sale and all results of this business have been reflected as discontinued operations as of December 31, 2018. Consequently, the financial results for continuing operations reported within this earnings release do not include the E&I segment.

Fourth Quarter 2018 Highlights

  Revenue was $173.2 million in the fourth quarter, a $20.5 million or 13.4% increase over the prior year quarter.
  Gross margin percentage increased to 20.6% in the fourth quarter from negative 3.9% in the prior year quarter.
  Total operating income from continuing operations was $16.7 million, a $40.9 million increase over the prior year quarter.
  Restructuring charge from continuing operations of $5.3 million in the fourth quarter of 2018 as compared to $27.2 million in the prior year quarter.
  Net income from continuing operations was $5.0 million, a $9.8 million increase over the prior year quarter. The prior year quarter included a tax credit of $15.7 million related to the passing of the Tax Cuts and Jobs Act of 2017.
  Adjusted EBITDA from continuing operations was $28.4 million as compared to negative $3.8 million in the prior year quarter. When excluding the restructuring impact, Adjusted EBITDA from continuing operations was $33.0 million in the fourth quarter of 2018 as compared to $16.6 million in the fourth quarter of 2017.

Full Year 2018 Highlights

  Revenue was $620.8 million for the full year 2018, a $28.6 million or 4.8% increase over the prior year.
  Gross margin percentage increased to 18.0% in 2018 as compared to 7.2% in 2017.
  Consolidated operating income from continuing operations was $52.6 million, a $71.9 million increase over the prior year.
  Restructuring charge from continuing operations was $16.1 million for the full year 2018 as compared to $28.8 million in 2017.
  Net income from continuing operations was $11.0 million, a $26.4 million increase over the prior year.
  Adjusted EBITDA from continuing operations was $100.4 million as compared to $35.2 million in 2017. When excluding the restructuring impact, Adjusted EBITDA from continuing operations was $109.8 million for the year as compared to $57.2 million in 2017.

Balance Sheet & Capital Expenditures

  Cash at December 31, 2018 was $34.5 million with total debt of $333.5 million, compared to cash of $15.9 million and total debt of $429.4 million at December 31, 2017.
  Net debt at December 31, 2018 was $299.0 million, a $114.5 million reduction from December 31, 2017. The Company defines net debt as total short-term debt plus total long-term debt less cash and cash equivalents.
  Net debt to Adjusted EBITDA from continuing operations has been reduced to 2.98x.
  Total capital expenditures for 2018 were $38.1 million compared to $63.9 million in 2017. During the fourth quarter of 2018, the Company spent $13.6 million on a used clamshell dredge.
  Capital expenditure is expected to be $40.0 million in 2019.
  Great Lakes expects further reduction in net debt in 2019.

Backlog

  Strong awards in the fourth quarter increased backlog to $707.1 million at December 31, 2018 as compared to the year end 2017 backlog of $511.3 million.
  Subsequent to year end, the dredging business has been awarded an additional $40.5 million in project work.

Strategic Initiatives

  As of December 31, 2018, the Company has concluded that during 2019, the Company intends to sell the E&I business and as such has classified the business as an asset held for sale and results of the business have been reflected as discontinued operations.
  For the full year 2018, the Company had $17.3 million of net loss from discontinued operations, net of tax. $14.1 million of this loss is attributed to the preliminary loss on disposal of assets held for sale.

Management Commentary

Chief Executive Officer Lasse Petterson commented, “2018 was a transformational year at Great Lakes. We saw an increase of $26.4 million in net income from continuing operations and $65.2 million in Adjusted EBITDA from continuing operations. We also made significant progress on our goal to pay down debt with a reduction in net debt of $115 million, resulting in a net debt to Adjusted EBITDA ratio of 2.98x. These significant improvements were a result of strong domestic dredging performance as well as the success of our asset rationalization and cost reduction program. Our very strong operational performance is a validation of our positioning in the dredging marketplace as well as the tremendous efforts and focus turned in by our outstanding employees. Hand in hand with the strong operational and financial results, our drive to an Incident and Injury Free® (IIF) work  environment continued to progress with a 27% decrease in recordable injuries year-over-year.

As we finished the fourth quarter of 2018, port deepening projects in Charleston, Tampa, Jacksonville and on the Delaware River were in full operation with work continuing into 2019 and 2020. On December 31, 2018, we were awarded the Corpus Christi Port Deepening project, adding a fifth deepening project to our already strong backlog. During 2018, the Company was awarded a total of $455.5 million in capital deepening projects and ended the year with total backlog of $707.1 million. We expect this strong domestic dredging market to continue for the next three to four years as our focus remains on port deepening projects as well as coastal protection after the heavy hurricane seasons of the past two years.  We look forward to working closely with the United States Army Corps of Engineers to ensure safe and successful execution and completion of these projects that are critical to the Nation’s water infrastructure.

In order to ensure proper strategic focus and utilization of our capital resources, we initiated a strategic review to determine the best options for the E&I business and concluded that it does not align well enough with our dredging business to continue operating it under our portfolio of assets. We have hired a financial advisor to assist in the divestiture and expect to sell the E&I business during the first half of 2019.”

Operational Update

Consistent with the 2017 year-end earnings release, the Company has chosen to exclude restructuring charges in certain comparisons to the prior year.  As discussed in the “Use of Non-GAAP measures” disclosure, certain pieces of the discussion below remove the impact of these restructuring charges. Reconciliations to results prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") are provided within the schedules attached and the comparable GAAP measures are provided in the text above. Also, beginning in 2018, the Company chose to account for plant and overhead in the same interim period in which costs were spent as opposed to the accrual / deferral method previously used. As required by guidance, the Company has recast the prior interim period as if this accounting standard had always been in place for all periods presented.

Fourth Quarter

  Revenue was $173.2 million, an increase of $20.5 million over the fourth quarter of 2017. This quarter was characterized by strong utilization of vessels on projects in our capital and rivers and lakes markets. All other domestic operations were slightly above the prior year with the exception of maintenance work which had a decrease from the fourth quarter of 2017.
  Gross margin percentage, exclusive of restructuring, improved to 21.3% in the current quarter from 11.0% in the fourth quarter of 2017 on strong project performance combined with lower plant and overhead costs resulting from operational improvements and higher fleet utilization.
  Operating income, exclusive of restructuring, was $21.7 million which is an $18.7 million increase over the prior year quarter. The increase is a result of higher gross margin slightly offset by increased general and administrative expenses which were higher due to incentive compensation.
  Net income from continuing operations, exclusive of restructuring, for the quarter was $8.9 million compared to a net income from continuing operations, exclusive of restructuring, of $11.8 million in the prior year quarter. The prior year quarter includes a tax credit of $15.7 million related to the passing of the Tax Cuts and Jobs Act of 2017.

Full Year 2018

  Revenue for the full year 2018 was $620.8 million, an increase of $28.6 million from 2017. 2018 was marked by a significant increase in capital revenues as a result of revenues on the Charleston and MSCIP projects. This increase was slightly offset by decreases in maintenance, coastal protection and foreign revenues. Rivers and lakes revenues increased year over year as a result of the strong utilization in the fourth quarter.
  Gross margin percentage, exclusive of restructuring, improved to 19.4% for the full year 2018 as compared to 11.1% for the full year 2017 on strong utilization of the fleet and asset rationalization resulting in lower plant and overhead costs.
  Operating income, exclusive of restructuring, was $66.4 million, an increase of $56.9 million over the prior year. The increase is a result of improved gross margin as well as a decrease in general and administrative expenses year over year.
  Consolidated net income from continuing operations, exclusive of restructuring, for the full year was $22.9 million compared to net income from continuing operations, exclusive of restructuring, of $2.3 million in 2017.

Market Update

The domestic dredging bid market remained strong during the fourth quarter of 2018 with a total bid market for the year of $1.8 billion. For the year, GLDD was awarded 45% of the overall bid market consisting of the following types of work:

  $476 million or 62% of capital projects;
  $171 million or 62% of coastal protection projects;
  $82 million or 13% of maintenance projects; and
  $82 million or 53% of the large scale rivers and lakes projects that the Company targets.

The domestic market continues to be driven by the large scale port deepening projects along the east and gulf coasts. We expect multiple project phases of these port deepenings to bid in late 2019 and activity in this market to continue for the next three to four years. Additionally, we are just now beginning to see the impact of work that will be done to renourish the beaches which were damaged by the last two heavy hurricane seasons. We expect to bid on multiple projects under the supplemental appropriation in mid to late 2019. Both the port deepening and beach renourishment projects are imperative to protecting the environments and economies of the port and beach towns along the coasts. We are excited and honored to work with the U.S. Army Corps of Engineers to improve these areas.

In addition to the deepening and coastal protection projects, several larger Liquefied Natural Gas port development projects in support of energy exports are progressing to bid.  Great Lakes’ fleet and safety performance position the Company well to perform in this growing segment.

In the international market, mobilization began on a major land reclamation project in Bahrain with dredging operations commencing in January 2019. We continue to expect the international market to be a break-even contributor in 2019, with potential for market improvement in 2020 and beyond.

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, February 20, 2019 at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). The call in number is (877) 377-7553 and Conference ID is 7459137. The conference call will be available by replay until Friday, February 22, 2019 by calling (855) 859-2056 and providing Conference ID 7459137. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

Starting with our December 2017 year-end earnings release, the Company has chosen to exclude restructuring charges in certain comparisons to the prior year.  This exclusion allows the user to better evaluate the Company’s financial results from operations and drivers of variances from the prior year without the impact of this special item. Restructuring items can include costs of contract revenues (depreciation and other), general and administrative expenses and gains / losses on sale of assets. Reconciliations to results prepared in accordance with GAAP are provided within the schedules attached.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 128-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.  Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,”  or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; uncertainties in federal government budgeting; extended federal government shutdowns, which may lead to funding issues, the incurrence of costs without payment or reimbursement under our contracts, and delays or cancellations of key projects; the risk that the President of the United States may divert funds away from the Army Corps of Engineers in response to a national emergency; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to newly imposed tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; uncertainties of the impact of the Tax Cuts and Jobs Act and implementation of certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act; losses attributable to our investments in privately financed projects and the likelihood of realizing, and amount of, expected restructuring charges to be realized in connection with the restructuring activities; our ability to realize the expected benefits from our restructuring activities; our ability to find a suitable acquiror and consummate the disposition of our E&I segment; uncertain risks, costs and impacts to the Company in connection with the disposition of our E&I segment; and the loss on disposition of assets held for sale is subject to change prior to completion of the disposition of our E&I segment and could differ materially from the Company’s estimate. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2017, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Contract revenues	$173,231	$152,736	$620,795	$592,159
Gross profit (loss)	35,614	(5,917)	111,460	42,730
General and administrative expenses	15,440	13,729	55,108	57,235
Loss on sale of assets—net	3,466	4,571	3,731	4,789
Total operating income (loss)	16,708	(24,217)	52,621	(19,294)
Other income (expense)
Interest expense—net	(7,876)	(7,612)	(33,578)	(26,032)
Equity in loss of joint ventures	—	(43)	—	(1,484)
Loss on extinguishment of debt	—	—	—	(2,330)
Other income (expense)	(629)	(165)	(2,590)	11
Income (loss) from continuing operations before income taxes	8,203	(32,037)	16,453	(49,129)
Income tax (provision) benefit	(3,241)	27,184	(5,437)	33,761
Income (loss) from continuing operations	$4,962	$(4,853)	$11,016	$(15,368)
Income (loss) from discontinued operations, net of income taxes	(12,662)	(1,683)	(17,309)	(15,892)
Net loss	$(7,700)	$(6,536)	$(6,293)	$(31,260)

Basic earnings (loss) per share attributable to income (loss) from continuing operations	$0.08	$(0.08)	$0.18	$(0.25)
Basic loss per share attributable to loss on discontinued operations, net of income taxes	(0.20)	(0.03)	(0.28)	(0.26)
Basic loss per share	$(0.12)	$(0.11)	$(0.10)	$(0.51)
Basic weighted average shares	62,505	61,592	62,236	61,365

Diluted earnings (loss) per share attributable to income (loss) from continuing operations	$0.08	$(0.08)	$0.17	$(0.25)
Diluted loss per share attributable to loss on discontinued operations, net of income taxes	(0.20)	(0.03)	(0.27)	(0.26)
Diluted loss per share	$(0.12)	$(0.11)	$(0.10)	$(0.51)
Diluted weighted average shares	63,799	61,592	63,607	61,365

Great Lakes Dredge & Dock Corporation and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net loss	$(7,700)	$(6,536)	$(6,293)	$(31,260)
Income (loss) from discontinued operations, net of income taxes	$(12,662)	$(1,683)	(17,309)	$(15,892)
Income (loss) from continuing operations	4,962	(4,853)	11,016	(15,368)
Adjusted for:
Interest expense—net	7,876	7,612	33,578	26,032
Income tax provision (benefit)	3,241	(27,184)	5,437	(33,761)
Depreciation and amortization	12,289	20,640	50,389	55,962
Loss on extinguishment of debt	—	—	—	2,330
Adjusted EBITDA from continuing operations	$28,368	$(3,785)	$100,420	$35,195
Excluded for:
Impact of restructuring	4,592	20,360	9,387	21,982
Adjusted EBITDA from continuing operations, excluding restructuring	$32,960	$16,575	$109,807	$57,177

Great Lakes Dredge & Dock Corporation and Subsidiaries
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	December 31,	December 31,
	2018	2017

Cash and cash equivalents	$34,458	$15,852
Total current assets	206,698	262,184
Total assets	730,271	832,357
Total short-term debt	11,500	1,212
Total current liabilities	163,121	150,250
Total long-term debt	321,950	428,141
Total equity	214,928	221,296

Great Lakes Dredge & Dock Corporation and Subsidiaries
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues	2018	2017	2018	2017

Capital - U.S.	$80,500	$56,479	$333,037	$185,113
Capital - foreign	241	4,883	14,088	42,306
Coastal protection	53,250	49,705	175,923	191,070
Maintenance	14,966	36,391	53,427	134,923
Rivers & lakes	24,274	5,278	44,320	38,747
Total revenues	173,231	152,736	620,795	592,159

	As of
	December 31,	December 31,
Backlog	2018	2017

Capital - U.S.	$447,139	$383,577
Capital - foreign	73,112	8,575
Coastal protection	81,068	76,460
Maintenance	56,189	23,662
Rivers & lakes	49,583	19,046
Total backlog	$707,091	$511,320

For further information contact:
Abby Sullivan
Investor Relations
630-574-3024